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Exhibit 23(h)(2)

                           CO-ADMINISTRATION AGREEMENT

     THIS CO-ADMINISTRATION AGREEMENT ("Agreement") is made as of August 26, 2005 by and between BISYS Fund Services Ohio, Inc. ("BISYS"), an Ohio corporation, and Legacy Funds Group (the "Company"), a Massachusetts business trust.

     WHEREAS, the Company is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

     WHEREAS, the Company and First Financial Capital Advisors LLC. (the "Adviser") are parties to an agreement (the "Adviser Co-Administration Agreement") pursuant to which Adviser provides certain administrative services to the Company and the investment portfolios of the Company known as The Legacy Funds (individually referred to in this Agreement as a "Fund" and collectively as the "Funds");

     WHEREAS, the Company desires to retain BISYS to provide to the Company and the Funds certain administrative services that are not provided by Adviser under the Adviser Co-Administration Agreement;

     WHEREAS, BISYS is willing to perform such services, and the Company is willing to retain BISYS, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Company and Co-Administrator hereby agree as follows:

     1. Retention of BISYS.

          (a) The Company hereby appoints BISYS to furnish the Funds with the services described in Schedule A to this Agreement (the "Services"). The rights and obligations of BISYS and the Adviser as co-administrators to the Company are several and not joint. Neither BISYS nor the Adviser shall be responsible for the performance of the duties and responsibilities of the other, nor shall one accede to the rights of the other, the remedies of the other, or be liable for the actions of the other.

          (b) BISYS may utilize agents and/or subcontractors ("Sub-Agents") to perform some or all of BISYS' obligations under this Agreement; provided, however, that BISYS shall be fully responsible for the acts of such each Sub-Agent and shall not be relieved of any of its obligations under this Agreement by the appointment of a Sub-Agent.

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     2. Allocation of Charges and Expenses.

          Company will pay or cause to be paid all expenses of the Company not otherwise allocated in this Agreement, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of trustees who are not affiliated persons of Adviser or any affiliated corporation of Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of the Adviser for services rendered to the Company.

     3. Compensation of BISYS.

          (a) In consideration of BISYS' performance of the Services, Company will pay BISYS the fees set forth in the Omnibus Fee Agreement by and between the Company and BISYS dated as of the date hereof (the "Fee Agreement"). In addition to such fees, Company will reimburse BISYS for all of its reasonable out-of-pocket expenses incurred in providing the Services, including, but not limited to, production of board books and materials, and travel and lodging expenses incurred by officers and employees of BISYS in connection with attendance at (i) meetings of the Company's board of trustees (the "Board"), and
(ii) any other meetings for which such attendance is requested or agreed upon by the parties.

          (b) If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, BISYS' compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of BISYS' compensation for the preceding month shall be made promptly.

          (c) All rights of compensation and reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     4. Indemnification and Limitation of Liability of BISYS and Company.

          (a) The duties of BISYS shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against it under this Agreement. BISYS shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified by


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this Agreement. (As used in this Section 4, the term "BISYS" shall include directors, officers, employees and other agents of BISYS as well as BISYS itself, to the extent such persons' conduct relates to the performance of the Services under this Agreement.) Any officer, director, employee or agent of BISYS who is or who becomes an officer, trustee, director, employee or agent of the Company shall be deemed, when engaged in rendering the Services under this Agreement in such capacity, to be rendering services directly to or for the Company.

          (b) So long as BISYS acts in good faith and with due diligence and without negligence, the Company shall indemnify BISYS and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly and proximately out of BISYS' actions or omissions with respect to the performance of the Services.

          (c) The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Company may be asked to indemnify or hold BISYS harmless, the Company shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the BISYS will use all reasonable care to identify and notify the Company promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Company, but failure to do so in good faith shall not affect the rights hereunder, except to the extent the Company is materially prejudiced thereby. As to any matter eligible for indemnification, BISYS shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the Company, which consent shall not be withheld or delayed unreasonably.

          (d) The Company shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Company elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to BISYS. In the event that the Company elects to assume the defense of any suit and retain counsel, BISYS shall bear the fees and expenses of any additional counsel retained by it. The Company shall not effect any settlement without the consent of BISYS (which shall not be withheld or delayed unreasonably by BISYS) unless such settlement imposes no liability, responsibility or other obligation upon BISYS and relieves it of all fault. If the Company does not elect to assume the defense of suit, it will reimburse BISYS for the reasonable fees and expenses of any counsel retained by BISYS. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

          (e) BISYS may apply to Company at any time for instructions and may consult with counsel for Company and with accountants and other experts with respect to any matter arising


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in connection with BISYS' duties, and BISYS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. BISYS shall notify Company at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement. After so notifying Company, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of Company unless relating to a matter involving BISYS' willful misfeasance, bad faith, negligence or reckless disregard of BISYS' responsibilities and duties.

          (f) In performing the Services, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Company relating to the relevant Funds, as well as the minutes of Board meetings (if applicable) and other records of the Company. BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons.

          (g) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SIMILAR DAMAGES, INCLUDING LOST REVENUE AND/OR PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     5. Activities of BISYS.

          The services of BISYS to be rendered under this Agreement are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that trustees, directors, officers, employees and shareholders of the Company are or may be or become interested in BISYS, as officers, employees or otherwise and that directors, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Company, and that BISYS may be or become interested in the Company as a shareholder or otherwise.

     6. Duration of this Agreement.

          (a) This Agreement shall continue in effect for thirty-six (36) months from the date of this Agreement (the "Initial Term"). Thereafter, unless otherwise terminated pursuant to this Agreement, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of non-renewal provided at least 60 days before the end of the Initial Term or any Rollover Period, as the


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case may be, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause.

          (b) In addition to the foregoing, this Agreement may be terminated for "cause." For these purposes, "cause" shall mean (i) a material breach of this Agreement that has not been remedied for 30 days following written notice of such breach from the non-breaching party; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. For purposes of this definition of "cause," a material breach shall include, but not be limited to, any failure on the part of Company to pay the fees due and payable to BISYS pursuant to the Fee Agreement or Section 3 of this Agreement within 60 days following the due date.

          (c) If, for any reason other than (i) non-renewal, (ii) mutual agreement of the parties or (iii) "cause" for termination of BISYS hereunder, BISYS' services are terminated hereunder, BISYS is replaced as administrator, or if a third party is added by the Company to perform all or a part of the Services, then Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS for its services hereunder during (x) the next 12 months or (y) if less than 12, the number of months remaining in the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average net asset values of the Company and fees payable to BISYS monthly during the 12 months prior to the date that services terminate, BISYS is replaced or a third party is added.

          (d) In the event the Company or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide administration services consistent with this Agreement, including the level of assets subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

          (e) The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is


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not intended to constitute any form of penalty.

          (f) Notwithstanding the foregoing termination provisions, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Company, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. In the event of a termination other than a termination for cause, BISYS shall be entitled to collect from the Company, in addition to the fees and expenses provided in Section 3 of this Agreement, the amount of all of BISYS' reasonable cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Company, and/or other parties of the Funds' property, records, instruments and documents.

     7. Assignment.

          This Agreement shall not be assignable by either party without the written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties to this Agreement and their respective successors and permitted assigns.

     8. Certain Records.

          BISYS shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by BISYS shall be the property of the Company and will be made available to or surrendered promptly to Company upon its request.

          BISYS shall otherwise keep confidential all books and records relating to the Company and its shareholders, except when (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability or held in contempt for failure to make a disclosure, (iii) BISYS is requested to divulge such information by a court, governmental agency or entity or by a self-regulatory organization registered under the Securities Exchange Act of 1934, or (iv) as requested or authorized by the Company (including pursuant to its policies and procedures). BISYS shall provide the Company with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable.

          With respect to any category of administration services that BISYS performs jointly with the Adviser, the Company shall provide clear instructions as to the scope of the specific services to be provided by BISYS; the commencement date (and, if applicable, termination date) for rendering such services; and the location (i.e. whether at the offices of the Adviser or BISYS) where the books and records related thereto shall be maintained.


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     9. Definitions of Certain Terms.

          The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.

     10. Notice.

          Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, or by nationally recognized overnight courier, addressed by the party giving notice to the other party at the following address: if to Company, c/o First Financial Capital Advisors LLC, 300 High Street, Hamilton, Ohio 45011,
Attention: Dennis Dietz; and if to BISYS, at 3435 Stelzer Road, Columbus, Ohio 43219, Attention: President; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     11. Governing Law and Matters Relating to the Company as a Massachusetts Business Company. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the trust property of the Company. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Company, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Company as provided in the Company's Declaration of Trust.

     12. Counterparts.

          This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     13. Privacy.

          BISYS acknowledges that nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to BISYS, or collected or retained by BISYS to perform the Services shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any


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person or entity, except at the direction of Company or as required or permitted by law. BISYS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company. BISYS acknowledges and agrees to comply with the Company's statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P.

     14. Force Majuere

          Neither party to this Agreement will be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation: any interruption, loss or malfunction of any utility, any transportation service, the Internet, the World Wide Web, or any other public technology infrastructure; inability to obtain transportation or a delay in mails; governmental or securities exchange action, statute, ordinance, rulings, regulations or direction; war, terrorism, strike, riot, emergency, civil disturbance, vandalism, explosions, freezes, floods, fires, tornadoes, hurricanes, acts of God or public enemy, revolutions, or insurrection.

     15. Representations and Warranties of the Company.

          The Company represents and warrants to BISYS that:

          (a) The Company is a trust duly incorporated and validly existing under the laws of its state of organization, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

          (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

          (c) It is in compliance in all material respects with all laws and regulations applicable to its business and operations; and

          (d) This Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

          (e) The Company represents and warrants that (A) the provision of certain officers of the Company by BISYS, as provided in Section 19 and Schedule B of this Agreement, has been approved by the Board, (B) each of the Company's AML Compliance Officer and Chief Financial Officer has been approved and appointed as an officer of the Company by the Board, and (C) the Company shall provide BISYS with a list of such officers.


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     16. Representations and Warranties of BISYS.

          BISYS represents and warrants to the Company that:

          (a) It is a corporation duly incorporated and validly existing under the laws of the state of its organization, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

          (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

          (c) It is, and shall continue to be, in compliance in all material respects with all provisions of law applicable to it in connection with its services hereunder;

          (d) The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data and its' equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

          (e) This Agreement has been duly authorized by it and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

          EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY THE ADMINISTRATORS ARE COMPLETELY DISCLAIMED.

     17. Insurance.

          BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Company, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. BISYS shall notify the Company promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company promptly should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy


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of its coverage.

     18. Information to be Furnished by the Company.

          (a) The Company will furnish to BISYS the following upon request:

               (i) A copy of the Company's Certificate of Trust and any amendments thereto;

               (ii) A copy of the Company's By-laws and any amendments thereto;

               (iii) A copy of the resolutions of the Board regarding (A) approval of this Agreement and authorization for the Company to instruct BISYS hereunder; and (B) authorization of BISYS to act as co-administrator for the Company;

               (iv) A certified list of all officers of the Funds, including the Funds' AML Compliance Officer, and any other persons together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters. Any delay in delivery of this list shall not relieve BISYS of any actual knowledge it may possess of any change in authority of persons authorized to provide instructions to BISYS;

               (v) A copy of the AML Program, including any related policies and procedures;

               (vi) The Company's most recent Post-Effective Amendment to its Registration Statement(s) under the Securities Act of 1933, as amended (the "1933 Act"), and under the 1940 Act, on Form N-1A as filed with the Securities and Exchange Commission (the "Commission") relating to the Shares and any further amendment thereto;

               (vii) Notification of registration of the Company under the 1940 Act on Form N-8A as filed with the Commission;

               (viii) Prospectuses and Statements of Additional Information of the Company with respect to the Funds (such prospectuses and statements of additional information, as presently in effect and as they shall from time to time be amended and supplemented, herein called individually, the "Prospectus" and collectively, the "Prospectuses"); and

               (ix) The Fund DCPs (as hereinafter defined).

          (b) The Company shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in this Section 18, forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be


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     made to the AML Program, or the Fund DCPs which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Company first obtains BISYS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

          (c) BISYS may rely on all documents furnished to it by the Company and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Company pursuant to this Section 15, and shall be entitled to indemnification in accordance with this Agreement with regard to such reliance.

     19. Information Furnished by BISYS.

          BISYS will furnish to the Company upon request, evidence of the approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement.

     20. Compliance with Laws; Provision of AML Compliance Officers.

          (a) Prospectus and Public Offering. Except for records BISYS is obligated to keep pursuant to the first paragraph of Section 8 hereof and as specifically provided in the schedules hereto, the Company assumes full responsibility for the preparation, contents, and distribution of each Prospectus of the Company in compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance hereunder of laws relating to the sale of the Company's shares. The Company represents and warrants that all shares of the Company that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

          (b) Anti-Money Laundering. The Company acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act and shall comply with the such Acts and applicable regulations adopted thereunder (such Acts and regulations collectively, the "Applicable AML Laws") in all relevant respects.

          (c)  Provision of AML Compliance Officer

               Subject to the provisions set forth in Section 20(b) above, this
               Section 20(c), and


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               Schedule B hereto, BISYS agrees to make available to the Company a person to serve as the Company's AML Compliance Officer. BISYS's obligation in this regard shall be met by providing an appropriately qualified employee or agent of BISYS (or its affiliates) who, in the exercise of his or her duties to the Company, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Company. Subject to the Company's cooperation in implementing and complying with its AML Program, the AML Compliance Officer will assist the Company in operating its AML Program, and shall perform the duties assigned to the AML Compliance Officer which are set forth in the AML Program.

               The Company shall provide copies of all books and records of the Company, as the AML Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Company. Each party agrees to provide promptly to the other party (and to the AML Compliance Officer), upon request, copies of such other records and documentation relating to the compliance by such party with Applicable AML Laws (in relation to the Company), and each party also agrees otherwise to assist the other party (and the AML Compliance Officer) in complying with the requirements of the AML Program and Applicable AML Laws.

               Each party agrees to retain a copy of all documents and records prepared, maintained or obtained by it relating to shareholders and transactions for a period of at least five (5) years after either the relationship with the shareholder has ended or the execution of the transaction. The foregoing is not intended to limit any obligation to retain any specified records for any other period that may be specified in the AML Program or under Applicable AML Laws.

               BISYS shall be entitled to receive the fees set forth in the Fee Agreement for the provision of the AML Compliance Officer.

          (d) BISYS shall maintain policies and procedures that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel who have the requisite level of skill and competence required to effectively discharge its responsibilities. BISYS shall also provide the Company's chief compliance officer with periodic reports regarding BISYS' testing of BISYS' compliance with the federal securities laws directly applicable to the services provided hereunder and where a violation of such federal securities laws would have material and adverse effect on the provision of services hereunder, and as reasonably requested at the time of detection, shall promptly provide special reports in the event of any material violation of the federal securities laws that are directly applicable to the services hereunder and where such violation has or would have a material and adverse effect on the provision of services hereunder; provided however that BISYS shall have no obligation to provide any such special reporting for so long as BISYS is prohibited from disclosing such information by law or by virtue of the status of such information as material non-public information. Nothing in this subsection
               (c) shall prohibit BISYS from charging a service fee for additional costs and expenses incurred in fulfilling its obligations under this subsection (c).

     21. Miscellaneous.

          (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

          (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

          (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

          (d) No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the parties to this Agreement. For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by the Company does not conflict with or violate any requirements of its Declaration of Trust or then-current prospectuses, or any rule, regulation or requirement of any regulatory body. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Company, the AML Program, or the Fund DCPs which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Company first obtains BISYS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

          (e) It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the trust property of the Company. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Company, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Company as provided in the Certificate of Trust.

          (f) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     22. Rights of Ownership.

          All computer programs, systems and procedures employed or developed by BISYS, or on behalf of BISYS by system providers or vendors used by BISYS, to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data maintained hereunder, excepting such computer programs, systems and procedures, are the exclusive property of the Company. All such records and other data which is the property of the Company shall be furnished to the Company, at the Company's expense, in appropriate form as soon as practicable after termination of this Agreement for any reason.

     23. Prior Agreements

          This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

          IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the day and year first above written.

BISYS Fund Services Ohio, Inc.


By: /s/ Fred Naddaff
    ---------------------------------
Name: Fred Naddaff
Title: President

Legacy Funds Group

By: /s/ Mark W. Immelt
    ---------------------------------
Name: Mark W. Immelt
Title: President

                                   SCHEDULE A

                                    SERVICES

BISYS shall:

1. calculate contractual Company expenses and control all disbursements for the Company, subject to review and approval of an officer of the Company or other authorized person (designated on the list of authorized persons approved by the Board), including administration of director and vendor fees and compensation on behalf of the Company, and as appropriate and as appropriate, compute the Company's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

2. (i) coordinate, prepare and file with the SEC the annual update to the Company's registration statement on Form N-1A, (ii) coordinate, prepare and file with the SEC supplements to the Company's registration statement or, as agreed upon by the parties hereto, review such supplements that are prepared by counsel to the Company, (iii) review Notices of Annual or Special Meetings of shareholders and proxy materials relating thereto that are prepared by counsel to the Company, (iv) coordinate the solicitation and tabulation of proxies in connection with meetings of shareholders, (v) coordinate the printing and distribution of prospectuses, supplements and proxy materials, (vi) maintain corporate records on behalf of the Company, including, but not limited to, minute books, Declaration of Trust and By-Laws, (vii) provide appropriate personnel to attend board meetings and record the minutes of such meetings, and (viii) produce and distribute materials for board meetings, including agendas, proposed resolutions, and relevant sections of the board materials pertaining to the responsibilities of the Company's administrator;

3. prepare such reports, applications and documents (including reports regarding the sale and redemption of shares of beneficial interest in the Company as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares of beneficial interest in the Company ("Shares") with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Company and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Company and the Shares with state securities authorities to enable the Company to make a continuous offering of its Shares;

4. coordinate and prepare, with the assistance of the Adviser and the Funds' officers, drafts of communications to shareholders of record of the Funds ("Shareholders"), including the annual report to Shareholders;

5. prepare the drafts of the semi-annual report for each of the Funds, and file the certified final versions thereof on Form N-CSR, and file all required notices pursuant to Rule 24f-2;

6. coordinate the printing and distribution of prospectuses, supplements, proxy materials and reports to Shareholders, coordinate the solicitation and tabulation of proxies in connection with the annual meeting of Shareholders each year, if one is held;

7. administer contracts on behalf of the Company with, among others, the Adviser, distributor, custodian, transfer agent and fund accountant;

8. supervise the Company's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

9. calculate performance data of the Funds for dissemination to up to six (6) information services covering the investment company industry;

10. coordinate and supervise the preparation and filing of the Company's tax returns;

11. assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds' semi-annual and annual reports to Shareholders, prospectuses, prospectus supplements, and proxy statements;

12. assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

13. make available appropriate individuals to serve as officers of the Company, upon designation as such by the Board, to serve in ministerial or administrative capacities related to services provided by BISYS as determined by the Board, or to serve in executive capacities subject to the provisions of Schedule B to this Agreement and the BISYS policies referred to in this Agreement;

14. advise the Company and the Board on matters concerning the Company, the Funds and their affairs;

15. obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Company at the expense of the Company and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, to the extent such bonds and policies are approved by the Board;

16. monitor and advise the Company and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended;

17. perform necessary administrative services and functions of the Company and each Fund to the extent administrative services and functions are not provided to the Company or such Fund pursuant to the Company's or such Fund's agreement with the Adviser, or the

     Company's or such Fund's distribution agreement, custodian agreement, transfer agent agreement or fund accounting agreement;

18. furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Company and BISYS shall determine desirable;

19.  prepare the drafts of the semi-annual report for each of the Funds;

20.  prepare and file the certified final versions thereof on Form N-CSR;

21. prepare and file the Funds' Form N-SAR, and file all required notices pursuant to Rule 24f-2;

22. maintain corporate records on behalf of the Company, including, but not limited to, minute books, Declaration of Trust or Certificate of Incorporation, and By-Laws;

23. assist in developing compliance procedures for each Fund, and provide compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with each Fund's investment objective, defined investment policies, restrictions, and tax diversification, distribution and income requirements, as are determinable based upon the Fund's accounting records;

24. monitor services provided under Shareholder Service Plans adopted by the Board and financial institutions that serve, or propose to serve, as shareholder services agents thereunder ("Shareholder Service Agents");

25. coordinate the services to be rendered by Shareholder Service Agents pursuant to Shareholder Service Agreements under Shareholder Service Plans, and review the qualifications of Shareholder Service Agents to serve as such under the relevant Shareholder Service Plan;

26. coordinate and assist in the Company's execution and delivery of Shareholder Service Agreements;

27. report to the Board regarding amounts paid under Shareholder Service Agreements and the nature of Services provided by the Shareholder Service Agents thereunder, and maintain appropriate records in connection with the foregoing;

28. provide assistance and guidance to the Company with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may effect the Company, and assisting in strategic planning in response thereto;

29. assist the Company in responding to and providing documents for routine regulatory examinations or investigations, and working closely with counsel to the Company in response to such routine or non-routine regulatory matter;

30. assist the Company in preparing for and administering Board meetings by (i) coordinating Board book production and distribution, (ii) subject to review and approval by the Company and its counsel, preparing Board agendas and minutes, (iii) preparing the relevant sections of the Board materials pertaining to the responsibilities of BISYS, (iv) assisting and coordinating special materials related to annual contract approvals and approval of rule 12b-1 plans and related matters, (v) provide appropriate personnel to attend Board meetings and record the minutes of such meetings, and produce and distribute materials for Board meetings, including relevant sections of the Board materials pertaining to the responsibilities of BISYS, and (vi) performing such other Board meeting functions as agreed by the parties;

31. File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year; and

32. Serve as the paying agent with respect to the custodial fees due to Comerica Bank (the "Custodian") pursuant to the Custody Agreement dated May 13, 2002 between the Company and the Custodian (the "Custody Agreement") and, as such, upon receipt in full of the compensation payable to BISYS under the Fee Agreement referred to in Article 3, paragraph (a), remit that portion of the compensation payable to BISYS which represents the custodian fee payable to the Custodian under the Custody Agreement.

     BISYS shall perform such other services for the Company that are mutually agreed upon by the parties from time to time. Such services may include performing internal audit examinations; mailing the annual and semi-annual reports of the Funds; preparing an annual list of Shareholders; and mailing notices of Shareholders' meetings, proxies and proxy statements, for all of which the Company will pay such fees as may be mutually agreed upon, including BISYS' out-of-pocket expenses.

                                   SCHEDULE B

                      PROVISIONS APPLICABLE TO INDIVIDUALS
                          SERVING IN CERTAIN CAPACITIES

The provisions of this Schedule B apply only if BISYS makes available appropriate individuals to serve as officers of the Company, upon designation as such by the Board, to serve in ministerial capacities related to services provided by BISYS as determined by the Board, or to serve in executive capacities of the Company.

     To assist the Company in connection with its obligations under Sections 302 and 906 of the Sarbanes Oxley Act of 2002 and Rule 30a-2 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Company, "Sarbanes-Oxley"), BISYS will internally establish and maintain controls and procedures ("BISYS internal controls") designed to ensure that information recorded, processed, summarized, or reported by BISYS and its affiliates on behalf of the Company and included in financial information certified by Company officers ("Certifying Officers") on Form N-CSR, Form N-Q and any other form required to be certified pursuant to Sarbanes-Oxley ("Reports") are (a) recorded, processed, summarized, and reported by BISYS within the time periods specified in the Commission's rules and forms and the corresponding disclosure controls and procedures of the Funds, which may be disclosure controls and procedures provided by BISYS ("Fund DCPs"), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.

     If requested by Certifying Officers with respect to a fiscal period during which BISYS serves or served as financial administrator, BISYS will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to BISYS' services. In rendering such sub-certifications concerning Fund Reports, BISYS may (a) limit its representations to information prepared, processed and reported by BISYS; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Funds, including any other service providers to the Funds (other than BISYS and its affiliates) and compliance by such officers and agents with the Fund DCPs, including but not limited to, the Adviser and each Fund's custodian; and (c) assume that the Company has selected the appropriate accounting policies for the Funds.

     The Company shall assist and cooperate with BISYS (and shall cause its officers, investment advisers and other service providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of Reports, including Fund financial statements, so that BISYS may submit a draft Report to the Funds' Disclosure Controls and Procedures Committee ("Fund DCP Committee") at least ten (10) days prior to the date the relevant Report is to be filed. The relevant Certifying Officers and the Chief Legal Officer of the Fund shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Reports and in the financial statements for the Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee. At the request of the Company or its Certifying Officers, BISYS shall provide reasonable administrative assistance to the Company in connection with obtaining service provider sub-certifications and SAS-70 reports on internal controls, and in preparing summaries of issues raised in such documents.

     The Company recognizes the Company's obligation to comply with Sarbanes-Oxley. Without limitation of the foregoing, the Company shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer, an AML Compliance Officer (both parties hereby acknowledge that same is considered a Certifying Officer) and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Fund's investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by BISYS (in order to print, distribute and/or file the same), and (b) evaluating the effectiveness of the design and operation of the Fund DCP, with (at the Company's election) the participation of the Certifying Officers, within the requisite timeframe prior to the filing of each Report.

     The Company agrees and acknowledges that BISYS Policies are applicable to the service of any BISYS employee as a Certifying Officer, an AML Compliance Officer (both parties hereby acknowledging that same is considered a Certifying Officer) or as Chief Legal Officer of the Company (an "Employee/Executive Officer"), and that to the extent this service is rendered by BISYS it is limited, in each case, to providing an Employee/Executive Officer who, in the exercise of his or her duties to the Company, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Company. BISYS shall select, and may replace, the specific employee that it makes available to serve in the designated capacity as an Employee/Executive Officer, in BISYS' reasonable discretion, taking into account such person's responsibilities concerning, and familiarity with, the Company's operations; provided, however, that no BISYS employee may serve as an Employee/Executive Officer without the approval of the Board.

     BISYS' provision of each Employee/Executive Officer is also subject to, and conditioned upon, the following:

(a) The Fund DCPs shall contain (or the Company and BISYS shall otherwise establish) mutually agreeable procedures governing the certification process, and the parties shall comply with such procedures in all material respects. Among other things, the procedures shall provide as follows:

     (i) The Company shall establish and maintain a Fund DCP Committee comprised of persons including (at a minimum) the Company's Principal Executive Officer, Chief Financial Officer and Chief Legal Officer and such other individuals as may be reasonably necessary or appropriate for the Fund DCP Committee to ensure the cooperation of, and to oversee, each of the Company's agents that records, processes, summarizes, or reports information contained in

Fund Reports (or other information from which such information is derived), including the investment adviser and custodian (each, a "Service Provider"). In connection therewith, the Fund DCP Committee shall assist the Certifying Officers by requiring that sub-certifications acceptable to the Certifying Officers be provided by Service Providers.

     (ii) The Fund DCP Committee shall meet within 10 days before the filing date of each Report to review the accuracy and completeness of the relevant Report, and shall record its considerations and conclusions in a written memorandum sufficient to support conclusions pertaining to Fund DCPs as required by the instructions to Form N-CSR or Form N-Q. In conducting its review and evaluations, the Fund DCP Committee shall:

          (A) establish a schedule to ensure that all required disclosures in Form N-CSR, including the financial statements, for the Fund are identified and prepared in a timeframe sufficient to allow review;

          (B) review SAS 70 Reports pertaining to Service Providers, if applicable, or in the absence of any such reports, consider the adequacy of a sub-certification of the Service Provider. In cases where the SAS 70 report is dated more than 90 days prior to the issuance of a Report, the DCP Committee shall request a written representation from the Service Provider regarding the continued application and effectiveness of internal controls described in the report, or descriptions of any changes in internal control structure, as of the date of the bring-down certification;

          (C) consider whether there are any significant deficiencies in the design or operation of the Fund DCPs that could adversely affect a Fund's ability to record, process, summarize, and report financial data, and in the event that any such deficiencies are identified, disclose them to the Fund's Certifying Officers, the Fund's audit committee and its auditors; consider whether, to the knowledge of each member of the Fund DCP Committee, there has been or may have been any fraud, whether or not material, and in the event that any such occurrence is identified, ensure that this has been disclosed to the Certifying Officers, the AML Compliance Officer and Chief Legal Officer (collectively, the "Executive Officers"), so that the Executive Officers may inform the Fund's audit committee and its auditors; and

          (D) determine whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of the most recent evaluation of internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses, and if there were any, take all steps necessary so that such changes and corrective actions are reflected in the Report.

(b) The Company's governing documents (such as its Agreement and Declaration of Trust or Certificate and Incorporation and By-Laws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Employee/Executive Officer, and which are intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service as an

Employee/Executive Officer in good faith in a manner reasonably believed to be in the best interests of the Company, except to the extent he or she would otherwise be liable to the Company by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office, within the meaning of Section 17(h) of the 1940 Act.

(c) The Company shall provide coverage to each Employee/Executive Officer under its directors and officers liability policy that is appropriate to the Employee/Executive Officer's role and title, and that is consistent with coverage applicable to other executive management-level officers;

(d) An Employee/Executive Officer that serves as a Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the Certification, to report matters involving fraud or other failure to meet the standards of applicable law to the audit committee of the Board, or in appropriate circumstances, to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (1) a material deviation from the BISYS Policies, (2) a violation of Sarbanes-Oxley or other applicable laws, or (3) a material deviation by the Company from the terms of this Agreement governing the services of such Certifying Officer that is not caused by such Certifying Officer or BISYS.

(e) Each Employee/Executive Officer that serves as a Certifying Officer may, and the Company shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Fund, the Fund's shareholders or any third party which involves an allegation that any Report failed to meet the standards of applicable laws or that any of the Company's Certifying Officers failed to exercise their obligations to the Fund in a manner consistent with Sarbanes-Oxley and other applicable laws.

(f) Notwithstanding any provision of this Agreement that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that BISYS cannot ensure that the Company complies with Sarbanes-Oxley, and (b) if a BISYS employee serves as an Executive Officer of the Company, as long as such Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Company (and would not otherwise be liable to the Company by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Company shall indemnify the Executive Officer and BISYS and hold the Executive Officer and BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting from the service of such Employee/Executive Officer as a Certifying Officer or other executive officer of the Company.